EXHIBIT 10.4

GEHL COMPANY2004
EQUITY INCENTIVE PLAN

ELECTION RELATING TO WITHHOLDING
TAXES IN CONNECTION WITH THE EXERCISE
OF A NON-QUALIFIED STOCK OPTION

        The undersigned optionee (the “Optionee”) hereby elects pursuant to the terms of the Non-Qualified Stock Option Agreement, dated as of , between the Optionee and Gehl Company (the “Company”), granting to the Optionee a Non-Qualified Stock Option under the Company’s 2004 Equity Incentive Plan (the “Plan”), to have the Company withhold the number of shares of Common Stock of the Company (the “Common Stock”) otherwise issuable to the Optionee or to deliver shares of Common Stock to the Company having a fair market value on the Tax Date, as defined below, equal to the minimum amount required to be withheld as a result of the Optionee’s exercise of all or any part of such Non-Qualified Stock Option to satisfy the Company’s obligation to withhold local, state and Federal income taxes. If the number of shares of Common Stock determined pursuant to the preceding sentence shall include a fractional share, the number of shares withheld or delivered shall be reduced to the next lower whole number and the Optionee shall deliver to the Company cash in lieu of such fractional share, or otherwise make arrangements satisfactory to the Company for payment of such amount. The Optionee’s “Tax Date” shall be the date on which the Optionee recognizes income as a result of the exercise of the Non-Qualified Stock Option.

        This election must be received by the Secretary of the Company at its office in West Bend, Wisconsin on or prior to the Optionee’s Tax Date.

        This election shall be irrevocable and shall be subject to disapproval, in whole or in part, by the Committee (as such term is defined in the Plan).

        Dated this _____ day of _____________, ______.

Optionee

        Received _________________, ______.

GEHL COMPANY
By:
Name / Title